                               Service Agreement

This service agreement (the "Agreement") is made and entered into as of November 30, 1998, by and between Evolution Online Systems, Inc. ("Evolution"), a New York corporation, and Bluefly, Inc., a New York corporation ("Client").

WHEREAS Evolution provides services including technology consulting, analysis, design, production, programming, management, and maintenance of online systems, including network devices, web sites, and application software, site hosting and network services, and the integration and resale of third party hardware and software; and

WHEREAS Client desires to retain Evolution as an independent contractor to perform certain services on terms set forth more fully below;

NOW THEREFORE in consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICE SPECIFICATIONS

a. The services, compensations, and particulars of work to be performed by Evolution for Client are attached as a Service Specification (the
"Specification") executed on even date herewith. The Specification may also provide additional or modified terms of agreement which supersede the terms in this Agreement, within the scope of that Specification.

    b. The terms of this Agreement shall also apply to future Service Specifications ("Future Specifications") which may be agreed upon and executed in writing, except as specifically provided in any Future Specification executed by both parties or otherwise agreed in writing executed by both parties subsequent to the execution of this Agreement. Each such executed Specification and/or Future Specification shall be considered attached and incorporated into this Agreement.

2. OWNERSHIP

   a. Except for the Developer Software (herinafter defined), all materials, products, and modifications developed or prepared by Evolution under this Agreement, the Specification, and any Future Specifications, including without limitation forms, images and text viewable on the Internet, any HTML elements relating thereto, and software, including the deliverables and any upgrades thereto, are the property of Client and all right, title and interest therein shall vest in Client and shall be deemed to be a "work made for hire" under United States copyright law (17 U.S.C. ss. 101 et seq.) and made in the course of this Agreement. To the extent that title to any such works may not, by operation of law, vest in Client or such works may not be considered to be work made for hire, all right, title and interest therein are hereby irrevocably assigned to Client. All such materials shall belong exclusively to Client with Client having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Evolution agrees to give Client and any person designated by Client, any reasonable assistance required to perfect and enforce the rights defined in this Section 2.a. at no additional cost to Client.

   b. As used herein, the term "Developer Software" shall mean all software existing and owned or licensed by Evolution at the time this Agreement is executed, except for software developed or obtained specifically in connection with the Client's Web site, and which is employed by Evolution in connection with Client's Web site. Evolution shall retain all rights to use the Developer Software as well as any general-purpose algorithms, know-how, development techniques, utility routines, computing discoveries and concepts. Notwithstanding the foregoing, Evolution grants to Client a perpetual, irrevocable, non-exclusive, royalty-free license (or, in the case of third-party software, sublicense) for Client or its agents or assigns to use, modify, copy, transfer and maintain the Developer Software in conjunction with the operation, maintenance, and updating of the Client Site.

3. CONFIDENTIALITY

   a. Each party agrees to treat as confidential any information disclosed by the other party which is not otherwise public knowledge including, without limitation, the business affairs, current and planned products or services, trade secrets, finances, and methods of operation of the parties. While the existence of this Agreement and general nature of the services to be performed are not, the details of the services and this Agreement shall also be considered confidential. The confidentiality requirements of this Agreement shall not be annulled by the completion of or termination of this Agreement.

   b. The parties agree to hold all confidential information in trust and confidence with no less a degree of care than each uses to protect its own confidential information of a like nature. Neither party shall disclose any confidential information to any third party without informing such third party of the obligation to keep such information confidential.

   c. The confidentiality provision of this Agreement will not apply to disclosures of information that: is or subsequently becomes publicly available except through a breach of the confidentiality provisions of this Agreement; was or becomes known to the disclosing party from a source other than the non-disclosing party; the disclosure of which is required by law; or is disclosed pursuant to judicial process or by order of any court or governmental entity.

   d. Evolution acknowledges that Client is a publicly traded company and that the unauthorized disclosure of Client's Confidential Information could have a material adverse affect. Evolution shall take all appropriate precautions necessary to prevent its officers, directors, employees and agents from directly or indirectly trading on or otherwise releasing any of Client's Confidential Information. The terms of this Section 3 shall survive the termination of this agreement.

4. INDEPENDENT CONTRACTOR

   a. Evolution shall perform its obligations under this Agreement as an independent contractor. Nothing in this Agreement shall be construed to create a joint venture, partnership, agency, or other joint relationship between the parties. Neither Evolution nor Client shall act or represent itself, directly or by implication, as an agent of the other, or in any manner assume or create any obligation on behalf of, or in the name of, the other, nor shall they attempt to direct or control the day-to-day activities of the other.

   b. In consideration of the remuneration that Evolution shall receive hereunder and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Evolution agrees that during the term of this agreement and for a period of nine (9) months thereafter, Evolution (together with its successor and assigns) shall not, and shall cause its employees, directors, officers, agents, and affiliates not to directly or indirectly: engage in, be employed by, hold any interest in, provide advice, act as a consultant, render any service to, or solicit a business relationship with, any person, corporation, partnership or other entity (other than Client) which is engaged in or has plans to engage in a Competitive Business. For purposes of this agreement, a "Competitive Business" shall mean any person, corporation, partnership or other entity which sells or has plans to sell name brand apparel, fashion accessories, or home furnishings via the Internet; provided, however, that a Competitive Business shall not include a business which sells the product of only one designer or manufacturer, or a web site, the principal focus of which is not the sale of name brand apparel. Evolution agrees that in the event of a breach or threatened breach of this Section 4.b., Client shall have no adequate remedy in money damages and, accordingly, shall be entitled to appropriate injunctive relief against such breach or threatened breach.

5. CLIENT'S RESPONSIBILITIES

   a. Client shall fully cooperate with and assist Evolution in the performance of its services under this Agreement. Failure of Client, its agents, vendors, or other parties to supply information, documents, approvals, payments, or other materials in a timely fashion, and as may be agreed upon, may result in delays in services provided by Evolution of lesser or greater duration, which Client agrees shall not be considered a breach of this agreement.

   b. Client will make available to Evolution a qualified project manager or primary contact or, subject to Evolution's reasonable prior approval, Client will appoint such a person promptly following execution of this Agreement who will be authorized to make binding decisions for the Client regarding this Agreement and will promptly: i. advise Evolution of Client's requirements; ii. review all specifications, technical materials and other documentation or correspondence submitted by Evolution, request necessary corrections, and approve such documents; and iii. provide requested Client information and data and assume responsibility for the accuracy of the same.

6. PAYMENT TERMS

   a. Evolution shall issue detailed invoices on a weekly, bi-weekly, or monthly basis depending on the type of service and length of project, or as agreed upon with Client, and on request shall provide relevant supporting documentation for all charges. Unless otherwise provided in a Service Specification, routine monthly fees such as network services or pre-arranged site maintenance shall be billed in advance, while consulting and development services shall be billed in arrears. In addition to fees and expenses specified as described above, Evolution shall also invoice Client for reasonable and necessary business and travel expenses, provided that each such expenses in excess of fifty dollars must be approved in advance by Client.

   b. Client shall make full payment for all invoices within thirty days of invoice. Accounts which are unpaid and undisputed sixty days after the date of invoice shall be considered in default and may have their service or use of materials produced by Evolution interrupted, or Evolution at their exclusive option may terminate this Agreement. If payment is returned unpaid, Client is subject to a returned check charge of twenty five dollars.

   c. Accounts in default are subject to an interest charge of one-and-one-half percent per month on the outstanding balance, or the maximum rate allowable by state and federal law at the time of default. In case of default, Client agrees to pay Evolution its reasonable expense, including attorney and collection agency fees, incurred in enforcing its rights under this Agreement.

   d. Evolution reserves the right to change its rates by notifying Client no less than sixty days in advance of the effective date of the change, provided that at least ninety days have passed from the date of execution. If Evolution and Client are unable to agree on the new fee arrangement, Client shall have the right to terminate this agreement with sixty days written notice, for which period Client shall pay the previous, unchanged rate.

7. TERMINATION

   a. This Agreement shall remain in effect until all obligations under the various agreed upon Specifications have been properly completed or canceled at which time either party can terminate the Agreement without notice.

   b. If either party breaches any of the provisions of this Agreement and such failure is not cured within 15 days after written notice thereof by the other party, or either party becomes insolvent, ceases operations, goes into liquidation, or files or has filed against it a petition in bankruptcy (which, in the case of a petition filed against it, is not dismissed within 30 days) or otherwise seeks protection under any bankruptcy, insolvency or other law affecting creditors' rights, the other party may, at their option, either suspend performance of their obligations under this Agreement, or terminate this Agreement by written notice, which notice will be effective when given. Evolution shall not be considered in breach for circumstances due to Client's actions or other causes beyond its control. Cancellation of this agreement shall not free Client of its obligation to pay any charges incurred prior to the date of termination, or Evolution of its obligation to deliver all services paid for prior to the date of termination.

   c. Evolution agrees to cooperate with Client and its agents to ensure an orderly transfer of Client's information and service arrangements in the event of termination of this agreement other than by Client default. Client shall pay Evolution for such assistance at Evolution's prevailing rate for such work at that time.

8. INDEMNIFICATION

   Each party hereto shall indemnify, defend, and hold harmless the other party, its directors, officers, employees and agents with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that it is based upon a claim that: (i) if true, would constitute a breach of any of the indemnifying party's representations, warranties, or agreements hereunder; or (ii) arises out of the gross negligence, willful misconduct, or abandonment of the indemnifying party. Notwithstanding the foregoing, neither Party shall be obligated to indemnify the other or its directors, officers, employees or agents with respect to any claim, demand, cause of action, debt or liability arising out of the gross negligence or willful misconduct of the other Party. In claiming any indemnification hereunder, the party claiming indemnification (the "Claimant") shall provide the other party with written notice of any claim which the Claimant believes falls within the scope of the foregoing sections. The Claimant may, at its own expense, assist in the defense if it so chooses, provided that the other party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the Claimant shall not be final without the Claimant's written consent.

9. REPRESENTATIONS AND WARRANTIES

   a. Evolution represents, warrants and covenants that: i. Evolution has full authority to enter into this Agreement; ii. Evolution will comply with all applicable federal, state and local laws and regulations in the performance of its obligations hereunder; iii. Evolution has such knowledge and experience in financial, tax and business matters so as to enable it to evaluate the merits and risks of the Common Stock (defined in that certain Service Specification of even date) and to make an informed decision with respect thereto; iv. Evolution is acquiring the Common Stock for its own account for investment and not with a view to the distribution thereof or with any present intention of distribution or selling any of the Common Stock except in compliance with all applicable securities laws. Evolution understands and agrees that the Common Stock has not been registered under the Securities Act of 1933, as amended, and the Common Stock may be sold only if registered pursuant to the provisions thereunder or if an exemption from registration is available.

   b. Except as may be explicitly provided by a Service Specification or herein, Evolution provides these services to Client as is and without warranty of any kind, whether express or implied, including those of merchantability and fitness for a particular purpose.

   c. In regards to the services and delivered materials, Evolution warrants that: i. all of the services, whether rendered by Evolution or a subcontractor thereof, will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel; ii. all deliverables provided by Evolution hereunder will be designed and will operate fully and successfully on Client's hardware as then configured; iii. Evolution is the owner of or otherwise has the right to use and distribute all materials and methodologies used in connection with providing the services hereunder; iv. the software and other materials used by Evolution in fulfilling its obligations hereunder (except materials provided by Client) and the deliverables provided hereunder do not now and will not infringe upon any copyright, patent, trade secret, contract right or other third party right; v. the deliverables shall not contain any Trojan horses, worms or viruses or other disabling devices; vi. the deliverables will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance as the deliverables record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculates any information dependent on or relating to such dates.

   d. In the event of any failure of the services or deliverables to conform to the provisions of Section 9.c., Evolution shall use its best efforts to correct the same, and upon correction thereof the same shall be Client's sole remedy with respect to such failure. In no event shall Evolution be liable for costs of procurement of substitute services, or for any loss of data, service interruptions, interruption of business, lost profits, or any other consequential, incidental, indirect, or special damages, however caused and on any theory of liability, arising out of or relating to the services, even if Evolution has been advised of the possibility of such damages.

10. INTERPRETATION OF AGREEMENT

   a. This Agreement constitutes the entire understanding of the parties, and no representations or conditions are made by either party except as expressly contained in this Agreement and any current or future executed Service Specifications.

   b. This Agreement may not be cancelled or modified, nor may any of their provisions be waived, except in writing and signed by both parties. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

   c. This Agreement shall be binding on the parties and their respective successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations thereunder without the prior written consent of the other, except that the foregoing shall not prevent either party from assigning this Agreement to any purchaser of or successor to all or a substantial portion of its business or assets, or to any present or future parent, subsidiary, or affiliate.

   d. If any provision of these terms and conditions is held to be unenforceable it shall be severed and shall not affect the enforceability of the remaining provisions.

   e. All written notices required or permitted to be given under this agreement shall be deemed given immediately if in person, or on the next business day if picked up by or delivered to a commercial next-business-day delivery service and addressed to the signatories of this agreement, or as the parties may from time to time designate.

   f. This agreement and its validity, construction and effect shall be governed by the laws of New York State, without reference to the principles of conflicts of laws thereof. Any dispute arising out of or relating to this agreement, the specifications, or their subject matter not settled by the parties may be resolved only by the courts of the State of New York or, if subject matter jurisdiction exists, by the United States federal courts, with venue in the County of New York (in the case of state court) or in the Southern District of New York (in the case of federal court). Each of the parties hereby consents to the jurisdiction of such courts over it in any action involving any such dispute. Each of the parties agrees not to commence or maintain a legal proceeding involving any such dispute in any forum except a court of the State of New York located in New York County or the United States District Court for the Southern District of New York (other than to enforce a judgment obtained in such courts) and agrees not to contest the venue of any action involving any such dispute in the County of New York or the Southern District of New York, as the case may be, nor to assert in any such court the doctrine of forum non conveniens or the like. Service of process in any action involving any such dispute in any such court may be served, at the option of the serving party, by certified or registered mail, return receipt requested, or as provided in any applicable statute or rule or as ordered by the court.

   g. The captions of the various sections of this Agreement have been inserted only for the purpose of convenience and shall not be deemed in any manner to modify, enlarge, restrict, or explain any of the provisions of this Agreement.


AGREED AND ACCEPTED
The undersigned accept the terms of this Agreement.


EVOLUTION ONLINE SYSTEMS, INC.              BLUEFLY, INC.

------------------------------              ------------------------------

Date: /s/ M. Simon Cavalletto                Date: /s/ Jonathan Morris
      ------------------------                   -------------------------
M. Simon Cavalletto                         Jonathan Morris
President                                   Executive Vice President

                             Service Specification

This service specification (the "Specification") is made and entered into as of November 30, 1998, by and between Evolution Online Systems, Inc. ("Evolution"), a New York corporation, and Bluefly, Inc., a New York corporation ("Client").

1. SERVICES

   a. During the period of August 10, 1998 through October 25, 1998 Evolution has provided an average full-time equivalent effort of between one and two qualified persons to develop, improve, and support the Bluefly site, including delivery of the site features described in Schedule A attached hereto to Client, the receipt and sufficiency of which Client hereby acknowledges.

   b. Starting on October 26, 1998, Evolution began providing and will continue to provide such ongoing consulting, design, development, network, documentation, and support services as may be requested by Client and mutually agreed upon. Evolution and Client will periodically decide on a desirable target level of activity, to be initially set at average full-time equivalent effort of two qualified persons.

2. COMPENSATION

   a. In consideration of performance and delivery of the services described in section 1.a. above, Client has made the following payments to Evolution, the receipt of which Evolution hereby acknowledges: i. $20,000 invoiced on launch of the site; ii. $20,000 invoiced on October 16, 1998; and iii. $20,000 invoiced on October 26, 1998.

   b. As further consideration for the services described in 1.a. above, Client agrees to issue to Evolution Two Thousand Two Hundred Twenty-two (2,222) shares of Bluefly, Inc. Common Stock, par value $0.01 ("Common Stock").

   c. In consideration of performance and delivery of the services described in section 1.b. above, Client agrees to pay Evolution $5,000 per full-time equivalent week of effort, invoiced in arrears. The following invoices are scheduled for services performed during 1998: i. $20,000 invoiced on November 9, 1998, payment of which has been received; ii. $20,000 invoiced on November 23; and iii. negotiated amounts invoiced on December 7, December 21, and January 4, 1999.

   d. Evolution agrees that it shall accept five percent (5%) of the fees owed to it pursuant to section 2.c.iii. in the form of Common Stock, in lieu of cash, based on a per share value of Thirteen Dollars and Five Sixteenths ($13.3125). The Common Stock deliverable hereunder shall be issued in arrears on January 29, 1999.

3. REPRESENTATIONS AND WARRANTIES

   The parties agree that the representations and warranties contained in the Service Agreement between the parties of even date, including without limitation the representations and warranties contained in section 9.a.iii. and 9.a.iv. thereof, are hereby incorporated by reference and made a part hereof.


AGREED AND ACCEPTED
The undersigned accept the terms of this Specification.

EVOLUTION ONLINE SYSTEMS, INC.              BLUEFLY, INC.

------------------------------              ------------------------------

Date: /s/ M. Simon Cavalletto                Date: /s/ Jonathan Morris
      ------------------------                   -------------------------

M. Simon Cavalletto                         Jonathan Morris
President                                   Executive Vice President

                                   Schedule A


o   Referring URL tracked, saved to profile and order

o   Make product display queries sort by style descending

o   Smallflies Age Groupings on Department pages and Quick Search

o   Split Mens and Womens Accesories on Department pages and Quick Search

o   Specialized labels for Womens' Quick Search

o   Don't show inactive products to users

o   No inventory expected for House & Home at launch

o   Add search by style number

o   Add "You Save" calculations

o   My Catalog Sizes (Mens/Womens)

o   Add functionality to delete catalog button

o   Add category navigation within My Catalog departments

o   Fix caching proble in right product frame of My Catalog

o   Make sure that my catalog SQL is saved, and present before viewing

o   Resolve query-timout problems in My Catalog

o   Add support for All Brands and All Categories within My Catalog

o   Advanced Search (w/ option to save as personal catalog)

o   My Catalog, Advanced Search: Add price criteria

o   Add ability to change password and registration information

o   Internationalized registration/check-out based on Amazon

o   Add longer international phone field to registration and checkout

o   Apply stricter U.S. matching to current phone fields

o   Replace popups with entry fields for career/magazine/hobby/music

o   Add choices to "income" pull-down: $75-100K, $100K+

o   Shipping addr defaults to billing in register, check-out

o   Allow user to register for e-mail notifications

o   E-mail me my password

o   Shipping/billing addrs defaults to registration data, if any

o   Customer may place items on hold and call to order

o   Mask all but trailing 5 digits of charge card # in order forms

o   Look into what other e-commerce sites are doing re: charge card encryption.

o   Add fulfillment IDs to commit order pages, flyrep list view

o   Carry fulfillment id throughout (key on shopper_id, but never display)

o   Add "You Save" calculations (on commit order and on commit phone order)

o   Order Tracking

o   Phone service interface to allow completion of orders

o   Log notes to customer account

o   Add member and inventory screens to flyrep.

o   Manager: Add distinction between financial and production user permissions

o   Debug generation of order batch files for fulfillment

o   Initial support for processing of incoming data from fulfillment

o   Initial support for inventory transaction history features

o   Debug current admin interface on Production server

o   Pat-only financials page for products (first_cost, handling, list_price)

o   Limit add_inventory ability to Pat's account

o   Active/inactive switch for use by Pat

o   Add vendor style number to product admin edit/display/new

o   Answer questions for PR staff updating inventory and size data

o   Activate all styles where list_price > 0 and retail_price > 0

o   Correct numbers on inventory count from latest ODS report

o   Update sizes and size mappings.

o   Update flybuys data from e-mail

o   Update g-schock brand; complete DKNY->Donna Karan conversion

o   cust_serv and comp_info HTML edits & link fixes

o   Confirm inventory levels in synch with actual goods on hand

o   Wipe out all test transactions, bogus profiles, etc.